Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Access One Trust:

We consent to the use of our report dated December 22, 2011 for the Access One Trust, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
February 27, 2012